UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 5, 2010 (May 4, 2010)
ALEXZA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-51820	77-0567768

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Alexza Pharmaceuticals, Inc.
2091 Stierlin Court
Mountain View, California	94043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (650) 944-7000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
     On May 4, 2010, Alexza Pharmaceuticals, Inc., (the “Company”), along with it’s wholly-owned subsidiary Symphony Allegro, Inc. (hereinafter, together with the Company, “Alexza”), and Hercules Technology Growth Capital, Inc. (“Hercules”) entered into a Loan and Security Agreement (the “Loan and Security Agreement”). Pursuant to the Loan and Security Agreement, Hercules has made available to Alexza a term loan in the principal amount of $15,000,000 (the “Loan Advance”). The principal balance of the Loan Advance bears interest from the funding date of the advance at the higher of (i) 10.75% or (ii) 6.5% plus the prime rate as reported in the Wall Street Journal (the “Loan Interest Rate”), with a maximum Loan Interest Rate of 14%. The Loan Interest Rate will float and may change on the day the prime rate changes from time to time.
     Alexza has agreed to pay interest on the Loan Advance in arrears on the first day of each month, beginning June 1, 2010. The Loan Advance is payable in 33 equal monthly installments of principal and interest starting on February 1, 2011 and continuing on the first business day of each month thereafter until the entire Loan Advance has been paid in full; provided that such date shall be extended to May 1, 2011 if the U.S. Food and Drug Administration approves the Company’s product candidate, AZ-004 (Staccato® loxapine), for public sales and marketing in the United States on or before February 1, 2011. At its option, Alexza may prepay the Loan Advance (including all accrued and unpaid interest and all interest that would have accrued had the advance been outstanding through the maturity date). If upon a change of control of Alexza, Hercules reasonably determines that the surviving obligors comprising Alexza are less creditworthy than Alexza was immediately prior to the change of control, Alexza will be required to prepay all of its obligations under the Loan and Security Agreement, including all interest that would have accrued had the Loan Advance been outstanding through the maturity date.
     In connection with the Loan and Security Agreement, Alexza granted to Hercules a security interest in all of Alexza’s personal property now owned or hereafter acquired, excluding intellectual property. The Loan and Security Agreement also provides for standard indemnification of Hercules and contains representations, warranties and certain covenants of Alexza. The assertions embodied in those representations and warranties were made for purposes of the Loan and Security Agreement and are subject to qualifications and limitations agreed by the parties in connection with the negotiation of the terms of the Loan and Security Agreement. In addition, certain representations and warranties may be made as of a specific date, may be subject to a contractual standard of materiality different from that which an investor might view as material, or may have been used for purposes of allocating risk between the respective parties, rather than establishing matters as facts.
     Pursuant to the Loan and Security Agreement, Alexza granted Hercules the right to participate in certain future private offerings of equity securities by Alexza, up to $1,000,000 in aggregate purchase price amount. Upon the occurrence of an event of default by Alexza under the Loan and Security Agreement, Hercules will have customary acceleration, collection and foreclosure remedies. Pursuant to the Loan and Security Agreement, on May 4, 2010, the Company issued to Hercules a warrant (the “Warrant”) to purchase 376,394 shares of common stock of the Company at an exercise price of $2.69 per share, which was the 50-day average daily weighted average public trading price of the Company’s common stock at the time the term sheet for the Loan Advance was issued by Hercules. The Warrant will expire five years from the date of the grant.
     On May 5, 2010, the Company issued a press release describing this transaction. A copy of the press release is attached as Exhibit 99.1 to this Form 8-K.
     The foregoing summary is qualified in its entirety by reference to the Loan and Security Agreement and the Warrant, both of which Alexza intends to file as exhibits to its Quarterly Report on Form 10-Q for the three-month period ended June 30, 2010, with the U.S. Securities and Exchange Commission.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.
     The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The Company issued the Warrant in reliance on the exemption from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). The Company relied on the exemption from registration provided for under Section 4(2) of the Securities Act based in part on the representations made by Hercules, including the representations with respect to Hercules’ status as an accredited investor, as such term is defined in Rule 501(a) of the Securities Act, and Hercules’ investment intent with respect to the Warrant and the underlying shares of common stock.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

99.1	Press Release titled “Alexza Executes $15 million Working Capital Loan with Hercules Technology Growth Capital, Inc.” dated May 5, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alexza Pharmaceuticals, Inc.
Date: May 5, 2010
	By:	/s/ Thomas B. King
Thomas B. King,
President and Chief Executive Officer

Index To Exhibits

Exhibit Number	Description
99.1	Press Release titled “Alexza Executes $15 million Working Capital Loan with Hercules Technology Growth Capital, Inc.” dated May 5, 2010.